Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com

Sally Beauty Holdings Reports Strong Sales and Profit Growth For Fiscal 2021 Third Quarter

GAAP Diluted EPS of $0.66; Adjusted Diluted EPS of $0.68

GAAP Operating Margin of 12.5%; Adjusted Operating Margin of 12.6%

DENTON, Texas, July 29, 2021 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its third quarter ended June 30, 2021. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss the results.

Fiscal 2021 Third Quarter Summary

•	Consolidated net sales of $1.02 billion with a same store sales increase of 44.7%, primarily reflecting strong consumer demand in the U.S. and the easing of COVID-19 restrictions globally;
•	Global e-commerce sales were $71 million, representing 7.0% of net sales;
•	Gross margin of 50.3%, up 470 basis points compared to the prior year;
•	GAAP operating earnings of $127 million and GAAP operating margin of 12.5%, Adjusted Operating Earnings of $129 million and Adjusted Operating Margin of 12.6%;
•	GAAP diluted net earnings per share of $0.66 and Adjusted Diluted Net Earnings Per Share of $0.68, up 414% and 718%, respectively, compared to the prior year;
•

Strong liquidity position, cash and cash equivalents of $270 million, reduced debt levels by $205 million with a zero balance outstanding under the $500 million asset-based revolving line of credit at quarter end.

“We are pleased to report another strong quarter, which was driven by strengthening consumer demand and solid execution by our teams,” said Chris Brickman, president and chief executive officer. “The combination of improving macro factors in the U.S. and the easing of COVID-19 restrictions across our international territories, drove net sales over $1 billion. Our top line performance, coupled with ongoing strength in gross margin, resulted in significant growth in earnings.”

“As we approach our fiscal year-end, we are pleased with our strong financial performance to date, and ability to deliver against our strategic priorities despite the challenges of the pandemic. We remain focused on the completion of our multi-year transformation in 2021, and as we enter 2022, we will continue to scale and optimize a full suite of omni-channel services designed to delight our customers. We believe that with the significant investments we have made in the business and the talented team we have assembled, the company is well positioned to achieve long-term growth.”

COVID-19 Update

The table below includes the operating status of corporate-owned stores at the end of each month during the third quarter, reflecting the easing of COVID-19 restrictions on global stores operations.

	April			May			June
Territory	Hard Closed	Reduced Capacity	Fully Open	Hard Closed	Reduced Capacity	Fully Open	Hard Closed	Reduced Capacity	Fully Open
Sally US/CAN	0%	33%	67%	0%	33%	67%	0%	9%	91%
Sally Europe	0%	44%	56%	0%	23%	77%	0%	1%	99%
Sally LATAM	9%	22%	69%	4%	27%	69%	3%	29%	68%
BSG US/CAN	0%	4%	96%	0%	4%	96%	0%	0%	100%
SBH Total *	1%	26%	73%	0%	24%	76%	0%	7%	93%
	*Includes corporate stores only (excludes franchises)

Fiscal 2021 Third Quarter Operating Results

Third quarter consolidated net sales were $1.02 billion, an increase of 45.0%, as compared to the prior year with a same store sales increase of 44.7%, primarily driven by the favorable impact in the U.S. from improving consumer confidence and the easing of COVID-19 restrictions across international territories. Foreign currency translation had a favorable impact of approximately 260 basis points on reported sales and the Company operated 84 fewer stores compared to the prior year. Global e-commerce sales were $71 million or 7.0% of net sales.

Consolidated gross profit for the third quarter was $514.4 million compared to $321.8 million in the prior year, an increase of 59.8%. Consolidated gross margin was 50.3%, an increase of 470 basis points compared to 45.6% in the prior year, driven primarily by a higher gross margin at Sally Beauty Supply, partially offset by a lower gross margin at Beauty Systems Group.

Selling, general and administrative (SG&A) expenses totaled $386.5 million, up $71.9 million compared to the prior year, driven primarily by the impact of the prior year’s savings from furloughed employees, rent abatements and reduced advertising expense related to the shut down of global store operations from COVID-19. As a percentage of sales, SG&A expenses were 37.8% compared to 44.6% in the prior year.

GAAP operating earnings and operating margin in the third quarter were $127.4 million and 12.5%, respectively, compared to $1.4 million and 0.2%, respectively, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s previously announced restructuring efforts and COVID-19 related expenses in both years, increased to $128.7 million and 12.6%, respectively, compared to $16.0 million and 2.3%, respectively, in the prior year.

GAAP net earnings in the third quarter were $76.2 million, or $0.66 per diluted share, compared to a net loss of $23.5 million, or $0.21 per diluted share in the prior year. Adjusted Net Earnings were $78.0 million, or $0.68 per diluted share, compared to a net loss of $12.7 million, or $0.11 per diluted share in the prior year, which represents an increase of 718%. Adjusted EBITDA in the third quarter was $156.5 million, an increase of 113% compared to the prior year, and Adjusted EBITDA Margin was 15.3%, an increase of 490 basis points compared to the prior year.

Balance Sheet and Cash Flow

During the third quarter, the Company utilized excess cash to reduce its debt levels by $205 million by fully repaying the outstanding balance of $197 million of its 5.50% senior unsecured notes due 2023 and paying down an additional $8 million of its floating rate term loan. At June 30, 2021, the Company had cash and cash equivalents of $270 million and a zero balance outstanding under its asset-based revolving line of credit. Additionally, the Company ended the quarter with a net debt leverage ratio of 1.90x. For comparison purposes, the leverage ratio, as defined in our loan agreements where the impact of balance sheet cash and cash equivalents is capped at $100 million for net debt calculation purposes, was 2.19x.

In May 2021, the Company extended the maturity on its asset-based revolving line of credit agreement by five years to May 2026. The new agreement returned the pricing and terms back to pre-COVID levels and right-sized the facility to $500 million.

Third quarter cash flow from operations totaled $86.2 million, capital expenditures totaled $17.8 million and Operating Free Cash Flow totaled $68.4 million.

Fiscal 2021 Third Quarter Segment Results

Sally Beauty Supply

•

Global segment same store sales increased 43.3% in the third quarter. The Sally Beauty businesses in the U.S. and Canada represented 79% of the segment sales for the quarter and had a same store sales increase of 35.2%. Both Europe and Latin America had significant increases in same store sales for the quarter due to the easing of COVID-19 restrictions.

•

Net sales were $602.7 million in the quarter, an increase of 45.1% compared to the prior year, driven primarily by improving consumer confidence in the U.S. and the easing of COVID-19 restrictions across international territories. The segment had a favorable impact of 370 basis points from foreign currency translation on reported sales and operated 80 fewer stores compared to the prior year.

•	At the end of the quarter, net store count was 3,611, a decrease of 80 stores compared to the prior year.
•

Gross margin increased by 920 basis points to 57.9%, with the Sally Beauty business in the U.S. and Canada delivering gross margin of 60.8%. The increase in gross margin was primarily driven by the impact of the prior year’s non-cash inventory write down and inventory clearance efforts, partially offset by a higher sales volume coming from the lower margin European operations as a percentage of total segment sales compared to the prior year.

•	GAAP operating earnings increased substantially to $116.8 million compared to $3.1 million in the prior year. GAAP operating margin was 19.4% compared to 0.7% in the prior year.

Beauty Systems Group

•	Total segment same store sales increased 47.8% in the third quarter.
•

Net sales were $419.7 million in the quarter, an increase of 44.8% compared to the prior year, driven primarily by the favorable impact from the easing of COVID-19 restrictions, resulting in higher operating capacities in salons and increased demand. Foreign currency translation had a favorable impact of approximately 120 basis points on reported sales.

•	At the end of the quarter, net store count was 1,367, a decrease of 4 stores compared to the prior year.

•

Gross margin decreased 180 basis points to 39.4% in the quarter, driven primarily by a higher sales volume coming from large volume/lower margin full service customers that rebounded from the COVID-19 impact in the prior year.

•	GAAP operating earnings were $55.3 million in the quarter, an increase of 38% compared to the prior year. GAAP operating margin in the quarter was 13.2% compared to 13.8% in the prior year.
•	At the end of the quarter, there were 724 distributor sales consultants compared to 651 in the prior year.

Fiscal Year 2021 Outlook

The Company will provide perspective on its outlook for the fourth quarter during its earnings conference call.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, July 29, 2021. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 867-6169 (International: (409-207-6975) and referencing the access code 580008#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q3 Earnings Presentation and entering the event password yaKPyjk6g35. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, July 29, 2021, through August 5, 2021, by dialing (866) 207-1041 (International: (402) 970-0847) and reference access code 8927781#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. The Company operates approximately 5,000 stores, including 141 franchised locations. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19 and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2020. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the write-down of COVID-19 related personal protective equipment inventory for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding COVID-19 net expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans, COVID-19 related net expenses, costs related to the non-cash write down of inventory, and impairment charges related to long-lived assets and operating lease assets not included in restructuringfor the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	4
Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (Loss)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2021	2020	Percentage Change	2021	2020	Percentage Change

Net sales	$1,022,387	$705,287	45.0%	$2,884,737	$2,556,518	12.8%
Cost of products sold	507,981	383,441	32.5%	1,432,378	1,330,067	7.7%
Gross profit	514,406	321,846	59.8%	1,452,359	1,226,451	18.4%
Selling, general and administrative expenses	386,481	314,599	22.8%	1,143,738	1,075,827	6.3%
Restructuring	508	5,816	(91.3)%	1,371	11,541	(88.1)%
Operating earnings	127,417	1,431	8804.1%	307,250	139,083	120.9%
Interest expense	23,452	27,298	(14.1)%	73,313	70,483	4.0%
Earnings (loss) before provision for income taxes	103,965	(25,867)	501.9%	233,937	68,600	241.0%
Provision (benefit) for income taxes	27,759	(2,341)	1285.8%	62,228	25,543	143.6%
Net earnings (loss)	$76,206	$(23,526)	423.9%	$171,709	$43,057	298.8%

Earnings (loss) per share:
Basic	$0.68	$(0.21)	423.8%	$1.52	$0.38	300.0%
Diluted	$0.66	$(0.21)	414.3%	$1.50	$0.37	305.4%

Weighted average shares:
Basic	112,739	112,271		112,605	114,413
Diluted	114,927	112,271		114,274	115,370

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	50.3%	45.6%	470	50.3%	48.0%	230
Selling, general and administrative expenses	37.8%	44.6%	(680)	39.6%	42.1%	(250)
Consolidated operating margin	12.5%	0.2%	1,230	10.7%	5.4%	530

Effective tax rate	26.7%	9.1%	1,760	26.6%	37.2%	(1,060)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2021	September 30, 2020

Cash and cash equivalents	$270,317	$514,151
Trade and other accounts receivable	76,439	56,429
Inventory	935,427	814,503
Other current assets	46,928	48,014
Total current assets	1,329,111	1,433,097
Property and equipment, net	283,033	315,029
Operating lease assets	540,480	525,634
Goodwill and other intangible assets	601,935	598,321
Other assets	23,623	23,066
Total assets	$2,778,182	$2,895,147

Current maturities of long-term debt	$181	$180
Accounts payable	268,868	236,333
Accrued liabilities	213,099	170,665
Current operating lease liabilities	159,094	153,267
Income taxes payable	8,963	2,917
Total current liabilities	650,205	563,362
Long-term debt, including capital leases	1,383,145	1,796,897
Long-term operating lease liabilities	401,706	394,375
Other liabilities	30,008	32,976
Deferred income tax liabilities, net	90,848	92,094
Total liabilities	2,555,912	2,879,704
Total stockholders’ equity	222,270	15,443
Total liabilities and stockholders’ equity	$2,778,182	$2,895,147

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2021	2020	Percentage Change	2021	2020	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$602,681	$415,468	45.1%	$1,693,015	$1,504,125	12.6%
Beauty Systems Group ("BSG")	419,706	289,819	44.8%	1,191,722	1,052,393	13.2%
Total net sales	$1,022,387	$705,287	45.0%	$2,884,737	$2,556,518	12.8%

Operating earnings:
SBS	$116,784	$3,087	3683.1%	$311,975	$133,684	133.4%
BSG	55,265	40,084	37.9%	151,680	143,557	5.7%
Segment operating earnings	172,049	43,171	298.5%	463,655	277,241	67.2%

Unallocated expenses (1)	44,124	35,924	22.8%	155,034	126,617	22.4%
Restructuring	508	5,816	(91.3)%	1,371	11,541	(88.1)%
Interest expense	23,452	27,298	(14.1)%	73,313	70,483	4.0%
Earnings (loss) before provision for income taxes	$103,965	$(25,867)	501.9%	$233,937	$68,600	241.0%

Segment gross margin:	2021	2020	Basis Point Change	2021	2020	Basis Point Change
SBS	57.9%	48.7%	920	58.0%	53.2%	480
BSG	39.4%	41.2%	(180)	39.5%	40.5%	(100)

Segment operating margin:
SBS	19.4%	0.7%	1,870	18.4%	8.9%	950
BSG	13.2%	13.8%	(60)	12.7%	13.6%	(90)
Consolidated operating margin	12.5%	0.2%	1,230	10.7%	5.4%	530

(1)  Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2021
	As Reported (GAAP)	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$386,481	$-	$(824)	$385,657
SG&A expenses, as a percentage of sales	37.8%			37.7%
Operating earnings	127,417	508	824	128,749
Operating margin	12.5%			12.6%
Earnings before provision for income taxes	103,965	508	824	105,297
Provision (benefit) for income taxes (3)	27,759	86	(550)	27,295
Net earnings	$76,206	$422	$1,374	$78,002

Earnings per share:
Basic	$0.68	$0.00	$0.01	$0.69
Diluted	$0.66	$0.00	$0.01	$0.68

	Three Months Ended June 30, 2020
	As Reported (GAAP)	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$314,599	$-	$(8,753)	$305,846
SG&A expenses, as a percentage of sales	44.6%			43.4%
Operating earnings	1,431	5,816	8,753	16,000
Operating margin	0.2%			2.3%
Earnings (loss) before provision for income taxes	(25,867)	5,816	8,753	(11,298)
Provision (benefit) for income taxes (3)	(2,341)	1,532	2,248	1,439
Net earnings (loss)	$(23,526)	$4,284	$6,505	$(12,737)

Earnings (loss) per share:
Basic	$(0.21)	$0.04	$0.06	$(0.11)
Diluted	$(0.21)	$0.04	$0.06	$(0.11)

(1)  For the three months ended June 30, 2021 and 2020, restructuring represents costs and expenses incurred primarily in connection with Project Surge and the Transformation Plan.

(2)  For the three months ended June 30, 2021, COVID-19 expenses primarily represents donation expense related to the personal-protective equipment inventory of $1.9 million, partially offset by wage and rent subsidies provided by the Canadian government of $1.1 million. For the three months ended June 30, 2020, COVID-19 expenses primarily represents costs associated with disaster pay and furloughed employees in response to the coronavirus pandemic, partially offset by an employee retention payroll tax credit provided by the U.S. Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").

(3)  The provision (benefit) for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended June 30, 2021
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Cost of products sold	$1,432,378	$-	$(6,957)	$1,425,421
Consolidated gross margin	50.3%			50.6%
Selling, general and administrative expenses	1,143,738	-	(29,753)	1,113,985
SG&A expenses, as a percentage of sales	39.6%			38.6%
Operating earnings	307,250	1,371	36,710	345,331
Operating margin	10.7%			12.0%
Earnings before provision for income taxes	233,937	1,371	36,710	272,018
Provision for income taxes (3)	62,228	263	8,648	71,139
Net earnings	$171,709	$1,108	$28,062	$200,879

Earnings per share:
Basic	$1.52	$0.01	$0.25	$1.78
Diluted	$1.50	$0.01	$0.25	$1.76

	Nine Months Ended June 30, 2020
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Cost of products sold	$1,330,067	$-	$-	$1,330,067
Consolidated gross margin	48.0%			48.0%
Selling, general and administrative expenses	1,075,827	-	(23,450)	1,052,377
SG&A expenses, as a percentage of sales	42.1%			41.2%
Operating earnings	139,083	11,541	23,450	174,074
Operating margin	5.4%			6.8%
Earnings before provision for income taxes	68,600	11,541	23,450	103,591
Provision for income taxes (3)	25,543	2,967	5,685	34,195
Net earnings	$43,057	$8,574	$17,765	$69,396

Earnings per share:
Basic	$0.38	$0.07	$0.16	$0.61
Diluted	$0.37	$0.07	$0.15	$0.60

(1)  For the nine months ended June 30, 2021 and 2020, restructuring represents costs and expenses incurred primarily in connection with Project Surge and the Transformation Plan.

(2)  For the nine months ended June 30, 2021, COVID-19 expenses primarily represents the write-down of personal-protective equipment inventory of $7.0 million in cost of products sold and donation expense related to the personal-protective equipment inventory of $33.0 million in selling, general, and administrative expenses, partially offset by wage and rent subsidies provided by the Canadian government of $3.3 million. For the nine months ended June 30, 2020, COVID-19 expenses primarily represents costs associated with disaster pay and furloughed employees in response to the coronavirus pandemic, partially offset by an employee retention payroll tax credit provided by the CARES Act.

(3)  The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
Adjusted EBITDA:	2021	2020	Percentage Change	2021	2020	Percentage Change

Net earnings (loss)	$76,206	$(23,526)	423.9%	$171,709	$43,057	298.8%
Add:
Depreciation and amortization	25,145	26,832	(6.3)%	78,090	80,829	(3.4)%
Interest expense	23,452	27,298	(14.1)%	73,313	70,483	4.0%
Provision (benefit) for income taxes	27,759	(2,341)	1285.8%	62,228	25,543	143.6%
EBITDA (non-GAAP)	152,562	28,263	439.8%	385,340	219,912	75.2%
Inventory charges (1)	-	27,054	(100.0)%	-	27,054	(100.0)%
Share-based compensation	2,617	2,562	2.1%	8,158	9,094	(10.3)%
Restructuring	508	5,816	(91.3)%	1,371	11,541	(88.1)%
COVID-19 (2)	824	8,753	(90.6)%	36,710	23,450	56.5%
Impairment (3)	-	901	(100.0)%	-	901	(100.0)%
Adjusted EBITDA (non-GAAP)	$156,511	$73,349	113.4%	$431,579	$291,952	47.8%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	15.3%	10.4%	490	15.0%	11.4%	360

Operating Free Cash Flow:	2021	2020	Percentage Change	2021	2020	Percentage Change
Net cash provided by operating activities	$86,172	$198,253	(56.5)%	$217,728	$274,384	(20.6)%
Less:
Payments for property and equipment, net	17,804	17,742	0.3%	44,899	89,702	(49.9)%
Operating free cash flow (non-GAAP)	$68,368	$180,511	(62.1)%	$172,829	$184,682	(6.4)%

(1) Incremental, non-cash write down of inventory as part of aggressive tactical inventory clearance actions.

(2) Fiscal year 2021 relates to personal-protective equipment inventory write-down and donation expenses, partially offset by wage and rent subsidies. Fiscal year 2020 relates to costs associated with disaster pay and furloughed employees, partially offset by an employee retention payroll tax credit.

(3) Impairment charges related to long-lived assets and operating lease assets not included in restructuring.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2021	2020	Change

Number of stores:
SBS:
Company-operated stores	3,603	3,678	(75)
Franchise stores	8	13	(5)
Total SBS	3,611	3,691	(80)
BSG:
Company-operated stores	1,234	1,226	8
Franchise stores	133	145	(12)
Total BSG	1,367	1,371	(4)
Total consolidated	4,978	5,062	(84)

Number of BSG distributor sales consultants	724	651	73

BSG distributor sales consultants (DSC) include 191 and 197 sales consultants employed by our franchisees at June 30, 2021 and 2020, respectively.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2021	2020	Basis Point Change	2021	2020	Basis Point Change
Same store sales growth (decline):
SBS	43.3%	(25.9)%	6,920	12.6%	(11.3)%	2,390
BSG	47.8%	(27.9)%	7,570	14.5%	(11.2)%	2,570
Consolidated	44.7%	(26.6)%	7,130	13.2%	(11.3)%	2,450

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.